Exhibit 99.1

                  BSD Medical Purchases Its Building


    SALT LAKE CITY--(BUSINESS WIRE)--Nov. 5, 2007--BSD Medical Corp. (AMEX:BSM) today announced that the company has exercised the right to purchase the building and land used for its operations at a price pre-determined under the terms of its lease agreement with Alcoh Development, Inc. The building and land were purchased for $1.2 million. The value of the land and building was appraised at approximately $2 million.

    The company's objectives in purchasing the building include greater flexibility in making strategic improvements, especially further enhancements for manufacturing. The building purchase is consistent with BSD's business plan for commercialization of its systems.

    About BSD Medical Corporation

    BSD Medical Corp. is a leading developer of systems used to deliver precision-focused heat for the treatment of cancer. BSD's systems have been designed to treat cancer either through heat alone (cancer ablation) or to kill cancer cells with heat while enhancing the effectiveness of companion cancer therapies such as radiation. BSD Medical's objective is to provide a complete solution in thermal medical systems to hospitals and clinics as provided by precision focused microwave/RF cancer treatment systems. For further information about BSD Medical, visit the company's website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including those referencing the commercialization of the company's systems, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: BSD Medical Corp., Salt Lake City
             Dana Walser, 801-972-5555
             Fax: 801-972-5930
             investor@bsdmc.com